Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO reports third quarter 2011 net income of
$196.0 million, or 66 cents per share

Carmel, Ind. October 25, 2011 - CNO Financial Group, Inc. (NYSE: CNO) today announced results for the third quarter of 2011.  “CNO continued to generate earnings growth, with business segment operating earnings increasing 16%,” said CEO Ed Bonach.  “Net income in the quarter was $196.0 million, almost a fourfold increase from the third quarter of 2010 and our investment results were solid despite the low interest rate environment,” Bonach said.
“Our net income was driven in part by the release of $143 million of tax valuation allowance, enabled by our improved financial performance as our franchise continues to grow through both sales and earnings,” Bonach said.  “CNO's capital strength also remained strong, with growth in both our statutory capital and risk-based capital ratio,” he added.
“CNO's third quarter sales grew in all three of our segments that actively market business,” COO Scott Perry said.  “Overall, sales increased by 8% year-over-year, with sales at Bankers Life and Colonial Penn each increasing 10%. Sales at Washington National grew by 3%,” Perry said.
The Corporate Operations segment and the non-operating results for 3Q11 were negatively impacted by mark-to-market accounting requirements which reflected the financial environment that existed at the end of the quarter.
Third Quarter Results

•	Net income increased to $196.0 million, compared to $49.4 million in 3Q10

•	Net income per diluted share of 66 cents, compared to 17 cents in 3Q10

•	$96.1 million of income before net realized investment gains, corporate interest and taxes (“EBIT”) (1), up 2% compared to $93.8 million in 3Q10

•	Net operating income (2) of $46.5 million, down 1% compared to $47.1 million in 3Q10

•	Net operating income per diluted share: 17 cents, compared to 16 cents in 3Q10

•	Total new annualized premium (“NAP”) excluding Private-Fee-For-Service (“PFFS”) and Prescription Drug Plan (“PDP”) (3): $94 million, up 8% from 3Q10
Nine-Month Results

•	Net income increased to $309.4 million, compared to $116.4 million in the first nine months of 2010

•	Net income per diluted share of $1.05, compared to 42 cents in the first nine months of 2010

•	$305.7 million of income before net realized investment gains, corporate interest and taxes (“EBIT”) (1), up 16% compared to $262.7 million in the first nine months of 2010

•	Net operating income (2) of $155.9 million, up 20% compared to $130.2 million in the first nine months of 2010

•	Net operating income per diluted share: 55 cents, compared to 46 cents in the first nine months of 2010

•	NAP excluding PFFS and PDP (3): $272 million, up 1% from the first nine months of 2010

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CNO Financial (2)
October 25, 2011

Financial Strength at September 30, 2011

•
The consolidated statutory risk-based capital ratio of our insurance subsidiaries increased 8 percentage points to 359% in 3Q11, driven by improved asset quality and statutory earnings of $65.5 million partially offset by $27.4 million of dividend payments to our holding company

•
Unrestricted cash and investments held by our non-insurance subsidiaries decreased by $65.1 million to $168.9 million during 3Q11, primarily reflecting $39.5 million for share repurchases and $39.5 million of commensurate prepayment of debt, as well as $25.0 million early payment on the Senior Health Note.  These outflows were partially offset by the aforementioned dividend payments, surplus debenture interest and management and investment fees

•	Debt-to-total capital ratio, as defined in our senior secured credit facility (4), reduced to 18.0% from 20.0% at December 31, 2010

•	Book value per common share, excluding accumulated other comprehensive income (loss) (5), increased to $17.89 from $16.28 at December 31, 2010

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2011	2010
	(Dollars in millions, except per-share data)
EBIT (1):
Bankers Life	$91.4	$95.5
Washington National	22.1	27.2
Colonial Penn	8.1	7.8
Other CNO Business	2.0	(24.4)
EBIT from business segments	123.6	106.1
Corporate Operations, excluding corporate interest expense	(27.5)	(12.3)
EBIT	96.1	93.8
Corporate interest expense	(18.7)	(20.0)
Income before net realized investment gains (losses), fair value changes in embedded derivative liabilities and taxes	77.4	73.8
Tax expense on operating income	30.9	26.7
Net operating income (2)	46.5	47.1
Net realized investment gains (losses) (net of related amortization and taxes)	16.6	2.3
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(9.4)	—
Loss on extinguishment of debt, net of income taxes	(.7)	—
Net income before valuation allowance for deferred tax assets	53.0	49.4
Decrease in the valuation allowance for deferred tax assets	143.0	—
Net income	$196.0	$49.4
Per diluted share:
Net operating income	$.17	$.16
Net realized investment gains (losses), net of related amortization and taxes	.05	.01
Fair value changes in embedded derivative liabilities, net of related amortization and taxes	(.03)	—
Valuation allowance for deferred tax assets	.47	—
Net income	$.66	$.17
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CNO Financial (3)
October 25, 2011

The following summarizes the financial impact of several significant items (described in the segment results) on our 3Q11 earnings (dollars in millions, except per share amounts):

	Three months ended September 30, 2011
	Actual results	Significant items	Excluding significant items

EBIT (1):
Bankers Life	$91.4	$(14.0)	$77.4
Washington National	22.1	6.0	28.1
Colonial Penn	8.1	—	8.1
Other CNO Business	2.0	—	2.0
EBIT from business segments	123.6	(8.0)	115.6
Corporate Operations, excluding corporate interest expense	(27.5)	19.3	(8.2)
EBIT (or "pre-tax operating earnings")	96.1	11.3	107.4
Corporate interest expense	(18.7)	—	(18.7)
Income before net realized investment gains (losses), fair value changes in embedded derivative liabilities and taxes	77.4	11.3	88.7
Tax expense on operating income	30.9	4.1	35.0
Net operating income	46.5	7.2	53.7
Net realized investment gains (losses) (net of related amortization and taxes)	16.6	(16.6)	—
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(9.4)	9.4	—
Loss on extinguishment of debt, net of income taxes	(.7)	.7	—
Net income before valuation allowance for deferred tax assets	53.0	.7	53.7
Decrease in the valuation allowance for deferred tax assets	143.0	(143.0)	—
Net income	$196.0	$(142.3)	$53.7
Per diluted share:
Net operating income	$.17	$.02	$.19
Non-operating items	.49	(.49)	—
Net income	$.66	$(.47)	$.19

Segment Results
Bankers Life: Pre-tax operating earnings in 3Q11 of $91.4 million included approximately $14 million of favorable reserve developments in the long-term care and Medicare supplement blocks.
Pre-tax operating earnings in 3Q10 of $95.5 million included approximately $10 million of favorable reserve developments in the long-term care and Medicare supplement blocks and $6.5 million of favorable claim developments from PFFS business assumed through reinsurance agreements with Coventry (the last of which expired on January 1, 2010).
Pre-tax operating earnings in 3Q11 compared to 3Q10 were down $4.1 million, or 4 percent. Such decrease reflects: (i) a $3.0 million reduction in earnings from the sale of PDP products; (ii) earnings in 3Q10 include the $6.5 million of favorable claim developments from PFFS business described above; partially offset by (iii) an increase in favorable reserve developments in the long-term care and Medicare supplement blocks of approximately $4 million.

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CNO Financial (4)
October 25, 2011
Washington National: Pre-tax operating earnings in 3Q11 of $22.1 million included a $6.0 million out-of-period adjustment which reduced earnings.
Pre-tax operating earnings in 3Q11 compared to 3Q10 were down $5.1 million, or 19 percent. Such decrease reflects the aforementioned $6.0 million out-of-period adjustment, partially offset by $1.0 million of additional spread earnings in 3Q11 on investments purchased with the proceeds of increased borrowings from expanding the Federal Home Loan Bank to Washington National.
Colonial Penn: Pre-tax operating earnings in 3Q11 were up 4 percent compared to 3Q10, reflecting growth in the block.
Other CNO Business: Pre-tax operating earnings in 3Q11 of $2.0 million were up $26.4 million, compared to 3Q10. Such increase reflects approximately $13 million improvement in margins in the interest-sensitive life block, $4.0 million of reduced legal costs and a $6.0 million write off of the present value of future profits related to this segment's long-term care insurance block taken in 3Q10. Results in both 3Q11 and 3Q10 reflect a reduction in earnings of approximately $13 million primarily due to the impact of decreased projected future investment yield assumptions related to interest-sensitive insurance products.
Corporate Operations (including our investment advisory subsidiary and corporate expenses): Net expenses, excluding corporate interest expense in 3Q11 compared to 3Q10 were up $15.2 million. Such increase primarily reflects: (i) a loss of $10.4 million related to the impact of market value fluctuations on assets backing Company-owned life insurance policies purchased as an investment vehicle for agent deferred compensation benefits; and (ii) a loss of $8.9 million related to the impact of lower interest rates on the value of liabilities for agent deferred compensation and former executive retirement benefits.
Non-Operating Items
Net realized investment gains in 3Q11 were $16.6 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $2.9 million, all of which were recorded in earnings. Net realized investment gains in 3Q10 were $2.3 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $22.8 million, of which $24.5 million was recorded in earnings and $(1.7) million in accumulated other comprehensive income (loss).

During 3Q11, we recognized a $9.4 million decrease to earnings resulting from an increase in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such charge reflects the reduction in market interest rates used to determine the derivative's estimated fair value.
The results for 3Q11 include a $.7 million loss on extinguishment of debt, net of income taxes, related to the prepayment of $39.5 million principal amount outstanding under our senior secured credit agreement.
The results for 3Q11 reflect a $143.0 million reduction to the deferred tax valuation allowance primarily resulting from our recent higher levels of operating income when projecting future taxable income.

Sales Results
At Bankers Life (career distribution), total NAP (excluding PFFS and PDP) in 3Q11 was $60.8 million, up 10% from 3Q10.
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CNO Financial (5)
October 25, 2011
At Washington National (independent distribution), total NAP in 3Q11 was $20.0 million, up 3% from 3Q10.
At Colonial Penn (direct distribution), total NAP in 3Q11 was $12.7 million, up 10% from 3Q10.
Conference Call
The Company will host a conference call to discuss results on October 26, 2011 at 10:00 a.m. Eastern Daylight Time. The webcast can be accessed through the Investors section of the company's website: http://investor.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.
____________________________________________

(1)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, corporate interest expense, loss on extinguishment of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(2)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; and (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. The impact of fair value changes in embedded derivative liabilities caused by interest rate fluctuations was insignificant in prior periods. Prior to June 30, 2011, certain of our trading securities were held to offset the income statement volatility caused by the effect of interest rate fluctuations on the value of embedded derivatives related to our fixed index annuity products. During 2Q2011, these securities were sold. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO's website, www.CNOinc.com.

(3)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. PDP and PFFS sales are not comparable to other sales and are therefore excluded in all periods.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because: (i) debt is defined as par value plus accrued interest and unused letters of credit; and (ii) accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful as the level of such ratio impacts certain provisions in our senior secured credit facility. The corresponding GAAP measures for debt-to-total capital were 15.0% and 18.8% at September 30, 2011 and December 31, 2010, respectively.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $20.34 and $17.23 at September 30, 2011 and December 31, 2010, respectively.

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CNO Financial (6)
October 25, 2011

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing a reduction in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (iv) our ability to make changes to certain non-guaranteed elements of our life insurance products; (v) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vi) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (viii) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (ix) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (x) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xi) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiii) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xiv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xv) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvi) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xvii) our ability to maintain effective controls over financial reporting; (xviii) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xix) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

- Tables Follow -

CNO Financial (7)
October 25, 2011
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2011 - $21,347.7; December 31, 2010 - $20,155.8)	$23,016.7	$20,633.9
Equity securities at fair value (cost: September 30, 2011 - $167.0; December 31, 2010 - $68.2)	164.3	68.1
Mortgage loans	1,648.2	1,761.2
Policy loans	279.6	284.4
Trading securities	81.8	372.6
Investments held by securitization entities	453.5	420.9
Other invested assets	190.9	240.9
Total investments	25,835.0	23,782.0
Cash and cash equivalents - unrestricted	461.9	571.9
Cash and cash equivalents held by securitization entities	19.7	26.8
Accrued investment income	301.2	327.8
Present value of future profits	714.2	1,008.6
Deferred acquisition costs	1,444.7	1,764.2
Reinsurance receivables	3,131.3	3,256.3
Income tax assets, net	687.2	839.4
Assets held in separate accounts	15.4	17.5
Other assets	314.9	305.1
Total assets	$32,925.5	$31,899.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$13,168.2	$13,194.7
Traditional products	10,444.8	10,307.6
Claims payable and other policyholder funds	985.5	968.7
Liabilities related to separate accounts	15.4	17.5
Other liabilities	576.9	496.3
Investment borrowings	1,509.1	1,204.1
Borrowings related to variable interest entities	405.6	386.9
Notes payable – direct corporate obligations	871.2	998.5
Total liabilities	27,976.7	27,574.3
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2011 – 243,247,260; December 31, 2010 – 251,084,174)	2.4	2.5
Additional paid-in capital	4,379.4	4,424.2
Accumulated other comprehensive income	597.3	238.3
Accumulated deficit	(30.3)	(339.7)
Total shareholders' equity	4,948.8	4,325.3
Total liabilities and shareholders' equity	$32,925.5	$31,899.6
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CNO Financial (8)
October 25, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per-share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Insurance policy income	$673.5	$674.5	$2,020.3	$2,007.0
Net investment income:
General account assets	338.2	326.5	1,016.5	962.8
Policyholder and reinsurer accounts and other special-purpose portfolios	(54.9)	43.3	(14.4)	44.6
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	33.5	28.1	64.9	54.7
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(2.9)	(22.8)	(26.3)	(69.8)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	(1.7)	—	(2.9)
Net impairment losses recognized	(2.9)	(24.5)	(26.3)	(72.7)
Total realized gains (losses)	30.6	3.6	38.6	(18.0)
Fee revenue and other income	4.9	4.6	12.5	11.7
Total revenues	992.3	1,052.5	3,073.5	3,008.1
Benefits and expenses:
Insurance policy benefits	661.0	700.0	2,028.6	2,050.0
Interest expense	27.9	28.4	86.0	84.6
Amortization	87.2	118.6	325.4	317.8
Loss on extinguishment of debt	1.1	—	3.1	2.7
Other operating costs and expenses	127.6	128.2	367.1	370.8
Total benefits and expenses	904.8	975.2	2,810.2	2,825.9
Income before income taxes	87.5	77.3	263.3	182.2
Income tax expense:
Tax expense on period income	34.5	27.9	96.9	65.8
Valuation allowance for deferred tax assets	(143.0)	—	(143.0)	—
Net income	$196.0	$49.4	$309.4	$116.4
Earnings per common share:
Basic:
Weighted average shares outstanding	246,965,000	251,045,000	249,673,000	250,942,000
Net income	$.79	$.20	$1.24	$.46
Diluted:
Weighted average shares outstanding	302,708,000	306,040,000	306,085,000	300,256,000
Net income	$.66	$.17	$1.05	$.42

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CNO Financial (9)
October 25, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Operating Results
(Dollars in millions, except per-share data)

	Nine months ended
	September 30,
	2011	2010
EBIT (1):
Bankers Life	$240.0	$212.7
Washington National	70.0	75.9
Colonial Penn	21.1	20.7
Other CNO Business	13.9	(17.5)
EBIT from business segments	345.0	291.8
Corporate Operations, excluding corporate interest expense	(39.3)	(29.1)
EBIT	305.7	262.7
Corporate interest expense	(58.6)	(59.3)
Income before net realized investment gains (losses), fair value changes in embedded derivative liabilities and taxes	247.1	203.4
Tax expense on operating income	91.2	73.2
Net operating income (2)	155.9	130.2
Net realized investment gains (losses) (net of related amortization and taxes)	21.9	(12.0)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(9.4)	—
Loss on extinguishment of debt, net of income taxes	(2.0)	(1.8)
Net income before valuation allowance for deferred tax assets	166.4	116.4
Decrease in the valuation allowance for deferred tax assets	143.0	—
Net income	$309.4	$116.4
Per diluted share:
Net operating income	$.55	$.46
Net realized investment gains (losses), net of related amortization and taxes	.07	(.04)
Fair value changes in embedded derivative liabilities, net of related amortization and taxes	(.03)	—
Loss on extinguishment of debt, net of income taxes	(.01)	—
Valuation allowance for deferred tax assets	.47	—
Net income	$1.05	$.42

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CNO Financial (10)
October 25, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2011	2010
Bankers Life segment:
Annuity	$264.1	$265.8
Medicare supplement and other supplemental health	328.0	333.4
Life	65.5	54.8
Total collected premiums	$657.6	$654.0
Washington National segment:
Medicare supplement and other supplemental health	$141.2	$140.7
Life	4.1	3.8
Total collected premiums	$145.3	$144.5
Colonial Penn segment:
Life	$49.2	$46.9
Supplemental health	1.4	1.5
Total collected premiums	$50.6	$48.4
Other CNO Business segment:
Annuity	$3.3	$3.6
Other health	6.7	7.6
Life	44.0	47.8
Total collected premiums	$54.0	$59.0

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CNO Financial (11)
October 25, 2011

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2011	2010
Bankers Life segment:
Medicare Supplement:
Earned premium	$179 million	$178 million
Benefit ratio(a)	68.4%	69.5%
PDP and PFFS:
Earned premium	$13 million	$19 million
Benefit ratio(a)	72.3%	29.5%
Long-Term Care:
Earned premium	$142 million	$147 million
Benefit ratio(a)	109.7%	114.2%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	65.5%	73.2%
Washington National segment:
Medicare Supplement:
Earned premium	$33 million	$39 million
Benefit ratio(a)	69.9%	67.0%
Supplemental health:
Earned premium	$108 million	$101 million
Benefit ratio(a)	82.4%	81.3%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	53.9%	50.5%
Other CNO Business segment:
Long-Term Care:
Earned premium	$7 million	$7 million
Benefit ratio(a)	227.5%	201.7%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	126.1%	116.9%

____________________________________________________________________________________

(a)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.
(b)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO Financial's website, www.CNOinc.com.

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